NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 13, 2021, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 30, 2021 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Covanta Holdings Corporation and Covert Mergeco, Inc., a wholly owned subsidiary of Covert Intermediate, Inc., an indirect wholly owned subsidiary of funds affiliated with EQT Infrastructure, became effective on November 30, 2021. Each common stock of Covanta Holdings Corporation were exchanged for USD 20.25 in cash, without interest and less any applicable withholding taxes, for each Covanta Holdings Corporation Common Stock held. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open on November 30, 2021.